EXHIBIT 10.6

STOCK EXCHANGE AGREEMENT

          This Agreement is made and entered into this 18th day of February, 2000, by and among Kensington International Holding Corporation, a Minnesota corporation ("Kensington"), Mail Call, Inc., a Florida corporation ("Mail Call"), and Ronald Schnell and Staci Schnell, husband and wife (" Schnell").

RECITALS:

          A.      Schnell owns six hundred (600) shares of common stock (the "Stock") of Mail Call constituting approximately thirty-three percent (33%) of the issued and outstanding shares of stock of Mail Call.

          B.       The parties desire that the Stock be exchanged for common stock of Kensington.

THE PARTIES HEREBY AGREE AS FOLLOWS:

          1.       Exchange of Stock.  On the Date of Closing, Schnell shall transfer the Stock to Kensington in exchange for one million (1,000,000) shares of common stock of Kensington (the "Kensington Stock").

          2.       Representations and Warranties of Mail Call.  Mail Call represents and warrants to Kensington the following:

2.1     Organization, Good Standing, Power, Etc.  Mail Call is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Mail Call has all requisite corporate power and authority, licenses, permits, and franchises to own, lease and operate its properties and assets and to carry on its businesses as presently being conducted in all states and jurisdictions in which it is conducting business.

2.2     Authorization of Agreement and Enforceability.  This Agreement has been duly and validly authorized, executed and delivered by Mail Call and constitutes the valid and legally binding obligation of Mail Call, enforceable in accordance with its terms except as such enforcement may be limited (a) by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally, or (b) under general principles of equity.

2.3     Capital Structure.  All of the Stock is duly authorized, validly issued, fully paid and nonassessable.  Additionally,

          a.       Mail Call has no convertible securities outstanding;

          b.       there are no outstanding subscriptions, options, warrants or other obligations of Mail Call to issue stock;

          c.       there are no existing agreements, arrangements, or commitments obligating or which might obligate (with or without notice or passage of time or both) Mail Call to issue, dispose of, or grant any convertible securities, or any securities of Mail Call; and

          d.       there are no shareholder agreements or other agreements, understandings, or commitments relating to the right of Schnell to dispose of the Stock.

2.4     Effect of Agreement, Etc.  Neither the execution delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby by Mail Call, nor compliance by Mail Call with any of the provisions hereof, will (with or without the giving of notice or in lapse of time, or both) (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Mail Call or (ii) constitute or result in provision of, result in the modification or termination of or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or the creation or imposition of any lien, security interest, charge or encumbrance upon Mail Call's properties or assets pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Mail Call is a party or by which it or any of its properties or assets may be bound, or (iii) violate any law, statute, regulation, judgment, order, writ, injunction, or decree, statute, rule or regulation applicable to Mail Call or any of its properties or assets.

2.5     Restrictions; Burdensome Agreements.  Mail Call is not a party to any contract, commitment or agreement, and nor is Mail Call or its properties or assets subject to or bound or affected by any charter, by-law or other corporate restriction or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character which would (a) prevent Mail Call from entering into this Agreement or from consummating the transactions contemplated hereby, except for such restrictions as to which written waivers or consents shall have been obtained or (b) would, or may in the future materially and adversely affect Mail Call's business, properties, assets, prospects, or condition, financial or other.

2.6     Subsidiaries.  Mail Call does not have any interest, directly or indirectly, in any other corporation, company, business trust, partnership, limited partnership, joint venture, or other entity or association.  Mail Call is not subject to any obligation or requirement to provide funds to, or invest in, any such entity.

2.7     Government and Other Consents.  No consent, authorization or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Mail Call of this Agreement or any of the instruments or Agreements herein contemplated.

2.8     Title to Properties; Absence of Liens and Encumbrances, Etc.; Ownership of Intellectual Property.

          (a)      Mail Call owns and has good title to its properties and assets, free and clear of all mortgages, claims, liens, charges and encumbrances; (ii) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings; (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value, or interfere with the use, of the properties and assets of Mail Call or otherwise materially impair any of Mail Call 's business operations;

          (b)      Mail Call owns, licenses or has permission to use, all required Intellectual Property rights required to operate its business, including the copyright rights in any software written by Schnell used by Mail Call, which was a work prepared by Schnell as a "work made for hire" under the federal Copyright Act.

2.9.    Litigation.  There is no claim, actions, suit, proceeding, arbitration, investigation or inquiry pending before any Federal, State, municipal, foreign or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal, or threatened against, relating to or affecting Mail Call or any of its properties and assets or the transactions contemplated by this Agreement; nor is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry which may have any adverse effect upon Mail Call's business, properties or assets or the transactions contemplated by this Agreement. Neither Mail Call nor any officer, director or employee of Mail Call has been permanently or temporarily enjoined by order, judgment or decree of any court or other tribunal or any agency from engaging in or continuing any conduct or practice in connection with the business engaged in by Mail Call.  There is not in existence at present any order, judgment or decree of any court or other tribunal or any agency enjoining or requiring Mail Call to take any action of any kind or to which Mail Call or Mail Call's properties or assets are subject or bound. Mail Call is not in default under any order, license, regulation or demand of any Federal, State or municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court.

2.10   Books and Records. All of the books of account and other financial and corporate records of Mail Call have been made available to Kensington and its counsel and are in all material respects complete and correct, are maintained in accordance with good business practices, and are accurately reflected in the Financial Statements.  The minute books of Mail Call contain accurate records of all meetings and accurately reflect all other corporate action of the shareholders and directors of Mail Call.

2.11.  No Finder.  Mail Call has not taken any action that would give to any person or entity a right to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement.

2.12   Options, Rights of First Refusal, Etc.     No person or entity has an option to buy, or a right of first refusal upon, the sale or transfer of any contract or other asset of Mail Call.

3.       Representations and Warranties of Schnell. Schnell represents and warrants to Kensington that:

3.1     Title to Stock.  Schnell owns all right, title and interest in and to the Stock to be delivered by Schnell hereunder, free and clear of all liens, encumbrances, equities or claims and, upon delivery of such Stock, Kensington will own all right, title and interest to the Stock, free and clear of any liens, encumbrances, equities or claims.

3.2     Approvals and Authority.  Except as provided otherwise herein, all authorizations, approvals and consents necessary for the execution and delivery by Schnell of this Agreement and for the consummation by Schnell of the transaction contemplated hereby have been given and Schnell has full right, power and authority to execute, deliver and perform this Agreement.

3.3     No Violation of Law or Agreements.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not violate any law, rule or regulation or court or administrative order, or result in a breach or violation of, or constitute a default (or event which with notice, or lapse of time, or both, would constitute a default) under any agreement, instrument, decree, judgment or order to which Schnell is a party or by which they are bound.

3.4     No Debt.  Schnell acknowledges that Mail Call owes Schnell nothing.

3.5     Intellectual Property Rights.  Mail Call owns, licenses or has per mission to use, all required Intellectual Property rights required to operate its business, including the copyright rights in any software written by Schnell used by Mail Call, all such software being "works made for hire" under the federal Copyright Act.

4.       Physical Possession of Software.  Schnell agrees to provide to Kensington a complete working copy of the source code, or complete mirror system, and a printout of the source code, for all of the software programs, routines, html, or other software formats used in or required to operate the Mail Call business.  If any of the source code of the software programs, routines, html, or other software are not the property of Mail Call, then Schnell shall provide the executable software programs, routines, html, or other software for such software programs, routines, html, or other software.

5.       Tax Free Organization.  It is the intent of the parties hereto that the exchange of the Kensington Stock for the Stock in accordance with Paragraph 1 be a tax free exchange under Section 368(a)(l)(B) of the Internal Revenue Code of 1986.  All provisions of this Agreement shall be construed accordingly.

6.       Survival of Representations and Warranties.  All statements containing any certificate, instrument, or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations, warranties, and covenants of the respective parties.  The representations, warranties, and covenants of Mail Call and Schnell as contained in this Agreement shall survive the closing.

7.       Indemnification.  Schnell agrees to indemnify Kensington and hold Kensington harmless from and against any loss, cost, expense liability or other damage suffered by Kensington resulting from or on account of the breach or falsity of any representation, warranty, or covenant made by Schnell.  The foregoing indemnification shall include any and all costs and expenses, including reasonable attorneys’ fees incurred by Kensington. Kensington shall assert any right of indemnification by furnishing Schnell with a written notice and list of such charges.  If such right of indemnification is based upon a claim by a third party, then Kensington shall give Schnell notice within thirty (30) days after Kensington has notice of any such claim and Schnell shall have the right to contest any such claim by a third party.  All expenses of such contest shall be borne by Schnell.  Any amount claimed by Kensington in the manner set forth above that remains unpaid ten (10) days after giving notice to Schnell may be set off against all payments on employment agreements or other obligations which Mail Call or Kensington may have to Schnell arising under this Agreement or any other agreement.  Any disputes arising under this paragraph which are less than $50,000 may be submitted by either party to the American Arbitration Association in the City of Minneapolis, Minnesota for resolution in accordance with the rules of the American Arbitration Association.

8.       Notices.  All notices hereunder shall be in writing and shall be given by personal delivery or by registered or certified mail, return receipt requested and first class postage prepaid, sent to the addresses stated following or to such other addresses as may be designated in writing. All notices shall be deemed to have been given as of the date of personal delivery or as of the date of deposit in the United States mail, as the case may be.

                  Ronald Schnell
                  Mail Call, Inc.
                  8910 Miramar Parkway
                  Suite 208
                  Miramar, FL 33025

                  Kensington International Holding Corporation
                  Suite 654, Interchange Tower
                  600 South Highway 169
                  Minneapolis, MN 55426

                  Attn: President

9.       Additional Documents.  Upon the request of Kensington, at any time and from time to time following the execution of this Agreement, Schnell and Mail Call shall immediately execute and deliver such further instruments of assurance, transfer, or authorization as Kensington may reasonably require in order to complete the transactions contemplated by this Agreement.

10.     Conditions Precedent to Kensington’s Obligations.  Each and every obligation of Kensington to be performed on the Date of Closing shall be subject to satisfaction prior thereto of each and all the following conditions:

          A.      The representations and warranties made by Mail Call and or given on its behalf hereunder in this Agreement be substantially accurate in all material respects on and as of the Date of Closing with the same effect as though such representations and warranties have been made or given on and as of the Date of Closing.

          B.       Mail Call and Schnell shall perform and comply with all of their obligations under this Agreement which are to be performed or complied with by or prior to or on the Date of Closing including the delivery of documents specified in Paragraph 14 hereof.

          C.      No suit or proceeding shall be threatened or pending in which it will be or is sought, by anyone, to restrain, prohibit, challenge or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          D.      Kensington and its representatives shall be satisfied as to the substantial accuracy of all representations and warranties made under this Agreement.

          E.       Kensington and its representatives shall be satisfied that there are no terms or provisions in any documents or agreements which are disclosed or copies are provided after the date of this Agreement that materially adversely affect the business, assets and properties of Mail Call.

11.     Date of Closing. The closing date, time, and place of this transaction shall be ____________ _____, 2000, at the offices of Moss & Barnett, 4800 Wells Fargo Center, Minneapolis, Minnesota or at such other time and place as may be mutually agreed upon by the parties hereto and shall be as of the opening of business on such date.  Such date is referred to in this Agreement as the Date of Closing.  At the closing, Schnell and Mail Call shall deliver to Kensington each and all of the following:

A.      A Certificate signed by the officers of Mail Call that the representations and warranties made by Mail Call in this Agreement are substantially accurate in all material respects on and as of the Date of Closing with the same effect as though such representations and warranties had been made on or given on and as of the Date of Closing and that Mail Call has performed and complied with all of its obligations under this Agreement which are to be performed or complied with by or prior to the Date of Closing.

B.       A copy certified by the Secretary of Mail Call of the duly adopted resolutions of the board of directors of Mail Call authorizing the transactions contemplated by this Agreement and approving this Agreement.

C.      A stock certificate or certificates representing the Stock.

D.      Executed assignments separate from certificate transferring the Stock to Kensington, executed by both Ronald Schnell and Staci Schnell.

E.       Any other documents reasonably required by legal counsel for Kensington.

At the closing, Kensington shall deliver to Mail Call each and all of the following:

A.      A copy certified by the Secretary of Kensington of the resolution duly adopted by the Board of Directors of Kensington approving this Agreement and the transactions contemplated hereby.

B.       A stock certificate representing the shares of Kensington Stock.

C.      Such other documents as may be reasonably requested by counsel for Mail Call.

          12.     Entire Agreement.  This Agreement, including the exhibits hereto, contains the entire agreement of the parties and no other prior or contemporary agreements, oral or written, shall be binding upon the parties.

          13.     Amendment and Modification.  This Agreement shall not be changed or modified except by a written instrument executed by all parties hereto.

          14.     Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          15.     Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of Minnesota.

          16.     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original part, all of which together shall constitute one and the same instrument.

          17.     Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

          18.     Representation by Moss & Barnett.  This Agreement has been drafted by members of the firm of Moss & Barnett.  The Company, Mail Call and Schnell acknowledge and understand that representation of all the parties to this Agreement represents a potential or actual conflict of interest on the part of Moss & Barnett in drafting this Agreement and any other documents or Agreements arising out of this Agreement and therefore further acknowledge that Moss & Barnett only represents the Company with respect to the drafting of this Agreement and other documents or Agreements arising out of this Agreement.  The Company, Mail Call and Schnell acknowledge that they have sought the advice of outside counsel, or have been given the opportunity to do so, regarding entering into the Agreement and thereby waive (a) the right to object to Moss & Barnett’s continued representation of the Company, and (b) the right to assert this conflict or potential conflict of interest as the basis for making a claim against either the Company or Moss & Barnett.

          IN WITNESS WHEREOF, the parties hereto have hereunto set their hands all as of the day and year first above written.
KENSINGTON INTERNATIONAL
HOLDING CORPORATION

By Mark Haggerty
Its President

MAIL CALL, INC.

By: Ronald Schnell
Its: President

Ronald Schnell, Individually

Staci Schnell, Individually